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RE:    Opinion of Counsel in Connection with
       Rule 24f-2 Notice for Capital Appreciation Fund; File No. 2-76640


To Whom It May Concern:

         Capital Appreciation Fund ("Trust") is filing its Rule 24f-2 Notice to which this opinion is appended to make the issuance of such shares definite in number for its fiscal year ended December 31, 1995. In my opinion, such shares, if issued and sold in accordance with the Trust's By-Laws, Declaration of Trust (as amended), and offering Prospectus, were legally issued, fully paid and non-assessable by the Trust, entitling the holders thereof to the rights set forth in the By-Laws and Declaration of Trust, as amended, and subject to the limitations stated therein.

         My opinion is based upon my examination of the Trust's By-Laws (including any amendments thereto), Declaration of Trust, the Trust's Prospectus, and a review of the minutes of the Board of Trustees of the Trust authorizing the issuance of such shares.

         I hereby consent to the use of this opinion in connection with the Rule 24f-2 Notice filed by Capital Appreciation Fund making definite the number of such additional shares issued.

                                         Very truly yours,




                                         /s/ Kathleen A. McGah
                                         --------------------------------------
                                         Counsel and Assistant Secretary
                                         The Travelers Life and Annuity Company


Dated: February 27, 1996